Exhibit 3.246

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT OF

FLORIDA UNITED RADIOLOGY, L.C.

This SECOND AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”), entered into as of October 7, 2006 and effective as of October 1, 2006, is by and between FLORIDA UNITED RADIOLOGY, L.C., a Florida limited liability company (the “Company”) and SHERIDAN ACQUISITION ASSOCIATES, P.A., a Florida professional association, as the sole member (the “Member”) of the Company.

WHEREAS, the Company was formed on October 7, 1998 by filing Articles of Organization with the Secretary of State of the State of Florida under the provisions of the Florida Limited Liability Company, as amended, modified or restated from time-to-time (the “Act”).

WHEREAS, the members of the Company entered into an Amended and Restated Operating Agreement dated as of September 29, 2006, which superceded all prior operating agreements of the Company.

WHEREAS, the undersigned Member purchased all of the issued and outstanding membership interests of all members of the Company as of October 6, 2006 and is now the sole Member of the Company, effective as of October 1, 2006.

WHEREAS, the undersigned Member desires to amend and restate the Company’s operating agreement, to streamline the governance, management and operation of the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member hereby agrees to continue the business of the Company pursuant to the Act and to restate and modify the Company’s operating agreement in accordance with this Second Amended and Restated Operating Agreement and the terms of this Agreement shall supercede in its entirety all prior operating agreements of the Company.

ARTICLE I

ORGANIZATION AND DEFINITIONS

1.1 Organization. The Company shall be a manager managed organization.

1.2 Principal Office. The principal office of the Company will be such location as may be determined from time-to-time by the Directors.

1.3 Term. The Company’s existence will continue perpetually unless it is sooner terminated by agreement of all of the Members.

1.4 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

1.4.1 “Affiliate” means with respect to a Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.4.2 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.4.3 “Covered Person” means a Member; any Affiliate of a Member; any directors, officers or managers of the Company; any officers, directors, shareholders, partners, employees, representative or agents of a Member or any Affiliate of a Member; or any employee or agent of the Company or its Affiliates.

1.4.4 “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year, and shall also be the Company’s taxable year under the Code.

1.4.5 “Interest” means a Person’s rights to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Act, whether as a Member or an assignee of a Member’s Interest. The Interest of a Member is represented by Units held by the Member.

1.4.6 “Majority Interest” means one or more Members holding more than fifty percent (50%) of the Units of the Company.

1.4.7 “Member” means any Person named as a member of the Company on Schedule A hereto, as the same may be amended from time-to-time, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement. “Members” means two (2) or more of such Persons when acting in their capacities as Members of the Company. For purposes of the Act, the Members shall constitute one (1) class or group of members.

1.4.8 “Person” shall mean an individual, a corporation, partnership, trust, company, association or any other form of entity, and their permitted heirs, executors, administrators, legal representatives, successors, and assigns.

1.4.9 “Treasury Regulations” shall mean, the permanent, temporary, proposed, or proposed and temporary regulations of the U.S. Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

1.4.10 “Units” mean evidence of ownership of the Interests in the Company. The number of Units initially held by the Members is set forth in Schedule A attached hereto.

ARTICLE II

PURPOSES AND BUSINESS OF THE COMPANY

2.1 Purposes of the Company. The Company has been formed for the purpose of carrying out any and all lawful activities.

2.2 Authority of the Company. To carry out its purposes, the Company, consistent with and subject to the provisions of this Agreement and applicable law, is empowered and authorized to do any and all acts and things incidental to, or necessary, appropriate, proper, advisable, or convenient for, the furtherance and accomplishment of its purposes.

ARTICLE III

THE MEMBER AND LIMITED LIABILITY

3.1 Member; Limited Liability. The sole Member of the Company is Sheridan Acquisition Associates, P.A. Said Member holds all of the Interests and Units in the Company. The Member shall not have any personal liability whatsoever in its capacity as a Member, whether to the Company, or to the creditors of the Company, for the debts, liabilities, contracts, or any other obligations of the Company, or for any losses of the Company.

3.2 Units. The number and class of Units issued to the members shall be as set forth on Schedule A, as the same may be amended from time-to-time, and shall be issued at such time as the Board has verified delivery of the Member’s capital contribution. The Interests in the Company will be divided into Units, with each Unit entitling the holder thereof generally, unless otherwise provided for herein, a right: (i) to vote on matters requiring the approval of the Members; and (ii) to receive distributions, all of which shall be as specifically provided herein. Subject to the provisions governing the admission of Additional Members, the Members shall determine the total number of Units of the Company. In no event shall the total number of Units issued by the Company exceed One Thousand (1,000) Units. Each Unit shall be evidenced by a certificate.

ARTICLE IV

MANAGEMENT

4.1 Board of Directors. The day-to-day business and affairs of the Company shall be managed under the direction of a Board of Directors (the “Board” or “Directors”). The Board shall consist of at least one (1) but no more than three (3) individuals appointed by the Members who will supervise the activities of the Company. Each Director shall hold office until his or her successor shall have been elected and qualified or his or her earlier resignation or removal. Directors need not be residents of the State of Florida or Members of the Company.

4.2 Officers. The Directors shall elect such officers (individually, an “Officer,” or collectively the “Officers”) as they deem necessary for the efficient operation of the Company. The Company shall have a President, Secretary, Treasurer and such Vice Presidents as the Board may determine from time-to-time.

The President of the Company shall be its chief executive officer and chief operating officer and shall manage the business and affairs of the Company subject to the direction of the

Board. Each Vice President shall have such duties as are delegated to him by the President or Board. The Secretary shall have custody of and maintain all of the corporate records of the Company, shall record the minutes of all meetings of the Officers and Board, send out all notices of meetings and perform such other duties as are assigned to him by the President or the Board. The Treasurer shall have custody of all corporate funds and financial records, shall keep full and accurate accounts of receipts and disbursements and render accounts thereof and shall have such other duties as are assigned to him by the President or the Board.

4.3 Officers Standard of Care. The Officers shall use their good faith efforts to implement or cause to be implemented all Major Decisions approved by the Members and the decisions of the Board and to conduct or cause to be conducted the ordinary and usual business of the Company in accordance with and subject to the direction of the Board. The President may, except as otherwise determined by the Board, delegate in writing to other Officers, employees or agents of the Company matters for which the President may be responsible. The Officers shall be responsible for obtaining all licenses, permits and approvals necessary for the Company to operate its business.

4.4 Major Decisions. Neither the Officers nor Board may, directly or indirectly, take any of the following actions (referred to as “Major Decisions”) on behalf of the Company without the approval of the Members:

4.4.1 create, incur, assume, refinance or otherwise become liable with respect to any obligation for borrowed money (including guarantees of the indebtedness or other obligations of any Person or Affiliate of the Company);

4.4.2 pledge, mortgage, hypothecate or otherwise encumber any of the Company’s assets (other than in the ordinary course of business);

4.4.3 sell or otherwise dispose of any portion of the business or assets of the Company except in the ordinary course of business;

4.4.4 engage in any business combination, including any merger or consolidation, or sell all or substantially all of the assets or properties of the Company; or

4.4.5 consent to or file for any bankruptcy, custodianship, receivership or trusteeship of the Company.

4.5 Resignation. Any Director or Officer of the Company may resign at any time by giving notice to the Members of the Company in the case of a Director, and Board of Directors in the case of an Officer. The resignation of any Director or Officer shall take effect upon receipt of written notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If any Director resigns, the Members shall have the right to replace such Director. If an Officer resigns the Board of Directors shall have the right to replace such Officer.

ARTICLE V

MEETINGS

5.1 Annual Meeting. If required under the Act, an annual meeting of the Members shall be held on the second Tuesday in March or at such other time as shall be determined by the Members, for the transaction of such business as may come before the meeting.

5.2 Special Meetings. Special meetings of the Members, for any purpose or purposes unless otherwise prescribed by statute, may be called by any Member.

5.3 Voting Rights. The Members shall have voting rights in accordance with the number of Units held by the Members, with respect to all matters relating to the Company’s business, other than determining whether a quorum exists for the conduct of a meeting of Members.

5.4 Quorum. Fifty-one percent (51%) of the Units of the Company, represented in person or by proxy, shall constitute a quorum at any meeting of Members.

5.5 Manner of Acting. If a quorum is present, the affirmative vote of a Majority Interest of the Members shall be the act of the Members.

5.6 Proxies. At all meetings of Members, a Member may vote in person or by written proxy or by a duly authorized attorney-in-fact.

5.7 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members holding the requisite number of Units required to approve the action, and delivered to the Secretary of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when Members holding the requisite number of Units have signed the consent unless the consent specifies a different effective date. Any Member who has not consented to the action shall receive a copy of the consent describing the actions taken within ten (10) days of the effective date of the consent.

ARTICLE VI

TAX AND ACCOUNTING MATTERS

6.1 Taxation as Company. The Company shall elect to be treated as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.

6.2 Federal Tax Returns. The Treasurer shall cause the Company’s accountants to prepare, on a timely basis, at the expense of the Company, for each Fiscal Year (or part thereof), federal tax returns in compliance with the provisions of the Code and any required state and local tax returns.

6.3 Accounting Method. For financial reporting purposes and for purposes of determining profits and losses, the books and records of the Company shall be kept in accordance with generally accepted accounting principles consistently applied and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

6.4 Distributions. All distributions to the Members shall be made prorata in accordance with the number of Units held by each Member.

ARTICLE VII

RESTRICTIONS ON TRANSFERABILITY

7.1 Transfers Prohibited. A Member may not transfer, assign, pledge, encumber, or otherwise dispose of all or any part of its interest in the Company without the consent of a Majority Interest of the Members, whether voluntary, involuntary, or by operation of law or otherwise.

7.2 Effect of Transfer. Except as otherwise herein specifically provided, any sale, transfer, assignment, pledge, encumbrance, or other disposal or purported sale, transfer, assignment, pledge, encumbrance, or other disposal of any Interest in the Company shall be null and void. Each purchaser and any subsequent transferee of an Interest in the Company approved by the Members, shall hold such Interest in the Company subject to all of the terms, conditions and provisions of this Agreement and shall make no further transfer, whether by sale, gift, bequest, or otherwise, except as provided in this Agreement, and shall execute a counterpart to become subject to and bound by the terms of this Agreement.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

8.2 Exculpation.

8.2.1 No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement.

8.2.2 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company or the Covered Person by any Person engaged by the Company and who has been selected with reasonable care as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence.

8.3 Indemnification. To the fullest extent permitted by the Act and applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person provided that (i) any such action was undertaken in good faith on behalf of the Company and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) any such action was reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, and (iii) with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe his action or omission was unlawful.

8.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified under the provisions of Section 8.3 hereof.

8.5 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Members shall determine, against any liability that may be asserted or expenses that may be incurred in connection with the activities of the Company.

8.6 Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement shall survive a Member’s, Director’s and Officer’s ceasing to be a Member, Director or Officer of the Company.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Notices. Any notice or communication to be given under the terms of this Agreement shall be in writing and shall be personally delivered or sent by facsimile, overnight delivery, or registered or certified mail, return receipt requested. Notice shall be effective upon receipt.

9.2 Application of Florida Law. This Agreement shall be governed by the laws of the State of Florida, without application of conflict of laws principles.

9.3 Waiver of Action of Partition. Each Member irrevocably waives during the term of the Company any right that he may have to maintain any action for partition with respect to the property of the Company.

9.4 Amendments. Except as otherwise provided within this Agreement or the Act, this Agreement may only be amended by the written agreement of a Majority Interest of the Members.

9.5 Construction. Whenever the singular is used in this Agreement, when required by the context the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

9.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

9.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

9.8 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

9.9 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed, to confer upon or give any Person other than the parties hereto, any rights or remedies, under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any Member.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

THE COMPANY:

FLORIDA UNITED RADIOLOGY, L.C., a Florida limited liability company

By:	/s/ Gilbert Drozdow, President
Name:	Gilbert Drozdow, M.D., President

THE MEMBER: SHERIDAN ACQUISITION ASSOCIATES, P.A., a Florida professional association

By:	/s/ Gilbert Drozdow, President
Gilbert Drozdow, M.D., President

EXHIBIT A

MEMBERS

NAME/ADDRESS	NUMBER OF UNITS	PERCENTAGE INTEREST

Sheridan Acquisition Associates, P.A. 1613 N. Harrison Parkway Suite 200 Sunrise, FL 33323	800	100%

Dated as of October 6, 2006

Effective as of October 1, 2006